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EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
THIRD QUARTER FINANCIAL RESULTS CONFERENCE CALL
OCTOBER 30, 2003

Operator:	Ladies and Gentlemen, thank you for standing by. Welcome to the Midway Games Third Quarter Financial Results Conference Call. During the presentation all participants will be in a listen-only mode. Later we will conduct a question and answer session. At that time if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded Thursday, October 30, 2003. I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead sir.
Miguel Iribarren:
Thank you operator. Good morning everyone. With us on the call today are our President and CEO, David Zucker and Chief Financial Officer, Tom Powell. I will begin today's call with the customary legal disclosures, after which David will provide a brief overview of the quarter's results. Tom will then discuss our financial performance for the quarter and our guidance in more detail. David will finish with his comments and thoughts regarding our strategy and direction going forward. After David's remarks we will open up the lines for questions. With that I'll read our safe harbor statement and then turn the call over to David.

This conference call contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. based on currently available information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risks" in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2002, and in the more recent filings made by the Company with the Securities and Exchange Commission. David?
David Zucker:	Good morning. I'd like to begin with a brief overview of our results for the third quarter.

Revenues for the third quarter were $11.6 million, down from $52.6 million in the same quarter last year. The net loss for the third quarter was $23.3 million compared with a net loss of $11.5 million last year. Included in the third quarter results were $4.2 million of charges relating to the writedown of capitalized product development costs, primarily associated with titles that have been released or are expected to be released in 2003. During the quarter, we lowered our sales forecast for these titles, necessitating the writedown of capitalized product development costs associated with those products.

We launched nine products in the third quarter of this year versus ten products in the same quarter last year. Our major release for the quarter was NHL Hitz Pro for all three home console platforms compared with three major releases in the third quarter last year, including NFL Blitz 20-03 and NHL Hitz 20-03 for all three home consoles, as well as MLB SlugFest for the Xbox and GameCube consoles.
Those are the basic results for the quarter. Our CFO, Tom Powell, will now go through some more of the detail behind our results and give our current thoughts on full-year performance. Tom?
Thomas Powell:
Good Morning. Thanks David. Starting with a little more detail on the third quarter results, revenues for the third quarter were $11.6 million, down from $52.6 million in the same quarter last year. And as mentioned, this was primarily due to the poor performance of Freaky Flyers and Freestyle MetalX.

Our revenue mix by platform was 50% on the PlayStation 2, 25% on the Xbox, 8% on the GameCube, 8% on the Game Boy Advance and 9% on all other. Our international business contributed approximately 8% of the total revenues for the quarter.

Net loss for the quarter was $23.3 million, compared with a net loss of $11.5 million last year. The loss applicable to common stock was $24.1 million, compared with a net loss of $11.8 million last year.

Included in the third quarter 2003 results were $4.2 million of charges relating to the writedown of capitalized product development costs, primarily associated with titles that have been released or are expected to be released during 2003. During the quarter, we lowered our sales forecast for these titles necessitating the writedown of capitalized product development costs associated with these products. Our balance of capitalized product development costs stood at approximately $18.0 million at the end of the third quarter. This compares to a balance of $41.7 million at the end of the September 2002 quarter.

For the quarter, cash used in operations was $23.7 million. Our quarterly overhead cash expense is currently in the range of $4.0 million for our corporate and administrative functions, $3.0 million for our sales and marketing infrastructure and approximately $16.0 million for our product development efforts. Our focus on "fewer, bigger, better" has enabled us to allocate our cash towards only those titles that show the best promise for commercial success. As a result, our current product development cash costs have been significantly reduced from a peak of approximately $26.0 million for the December 2002 quarter. As a part of our 2004 budgeting process, we continue to focus on ways to reduce our overhead costs in order for our cash flow break-even to occur at a lower level of revenue.

Our September 30th cash balance stood at approximately $43.3 million. Of note, on October 14th, we completed a private placement of common stock with net proceeds after transaction costs of approximately $23.5 million. The net proceeds will be used for the creation and development of videogames, for working capital to finance inventory and receivables and for general corporate purposes.

Looking at our receivables, gross trade receivables ended the quarter at $15.5 million. Reserves for price concessions, returns and uncollectable accounts were $7.9 million or 51% of the gross trade receivable. Days sales outstanding as calculated as net trade accounts receivable divided by average daily sales was 60 days.

Turning to our guidance, for the fourth quarter we expect revenues of approximately $38.0 million and a net loss of approximately $13.0 million. We expect to release thirteen videogame products domestically during the fourth quarter including NFL Blitz Pro and RoadKill for the PlayStation 2, Xbox and GameCube, SpyHunter 2 and Midway Arcade Treasures for PlayStation 2 and Xbox, and Justice League: Chronicles, Ozzy & Drix and Super Duper Sumos for the Game Boy Advance.

For the year ending December 31, 2003, we expect revenues of approximately $100.0 million with a net loss of approximately $100.0 million. Included in these expected results are approximately $27.4 million of charges relating to the writedown of capitalized product development costs, approximately $9.7 million of net restructuring charges, primarily relating to the consolidation of California product development and marketing operations, and $9.5 million of charges incurred under the terms of our severance agreement with our former chief executive officer. The reduction in our full year guidance reflects our lower performance in the third quarter, as well as the fact that the GameCube versions of both Midway Arcade Treasures and SpyHunter 2 will not ship during the quarter.
This concludes the financial update. David?
David Zucker:
Thanks Tom. As you can see from our guidance, we continue to expect this to be a difficult year for Midway. But, in the recent months, we have taken several important steps toward making 2004 a successful year and believe we can see some of this success as early as Q1.

First, we have devoted our resources toward a strategy that leverages our core competencies and takes advantage of industry demand trends. We are now focused on doing three things: building games for mature gamers; building over-the-top sports games; and building games that leverage our proven intellectual properties and franchises.

The first of these strategic thrusts, making games for older players, plays to an historic strength of Midway's. During the last console cycle, from 1995 to 1999, Midway was the leader in making M-rated videogames. Midway led not only in total M-rated dollar and unit sales during this period, but also in the sheer number of M-rated title releases. On the current consoles, Midway has slipped to number six among publishers of M-rated titles, as we developed fewer and released fewer M-rated titles. Prior to RoadKill this quarter, we had only created three M-rated titles for this generation of home consoles. Next year, we have five M-rated titles slated to ship and going forward, of all our titles currently in development, over 75% of our non-sports related titles are projected to be M-rated. With the majority of gamers on the new consoles now over 18 years of age and the average age of the gamer trending upward, we expect this to continue to be one of the fastest growing segments of the industry. Our first M-rated title due out next year, The Suffering, should show off our re-focus in this category. The Suffering has received excellent interest from the enthusiast press and we expect that to continue.

The second thrust in our strategy is to capitalize on our historic strength in creating exciting, action-oriented, over-the-top sports. Midway has long been known as a leader in producing original content in the sports genre and we have enormous talent in the areas of human-form capture, character animation and gameplay feature innovation. Take a look, for example, at the incredible level of detail in our NBA Ballers player models and then compare this with what our competitors have in their basketball products. When NBA Ballers debuts early next year, we believe it will be the best-looking and most fun-to-play basketball game on the market. Our keys to success in this area are two-fold: focusing on producing an innovative and fresh product every time we release it; and allowing ourselves enough time to accomplish this innovation. In terms of direction, what we are doing with NBA Ballers is more indicative of what our sports properties will be like going forward. NBA Ballers will be the first basketball videogame with a full story mode, integrating gameplay with the lifestyle elements of an NBA superstar, a sort of MTV Cribs meets the NBA.

Our third strategic thrust is to grow our portfolio of existing brands that we own. This means taking franchises like SpyHunter, Mortal Kombat and Gauntlet to the next level and making these brands even bigger and better. During the quarter, we made significant progress in this area. For the Mortal Kombat franchise, we reviewed an internal demo of the next iteration of Mortal Kombat that we believe will be the most innovative fighting game to date, featuring online functionality and depth never before seen in a 3D fighting game. For the Gauntlet franchise, we hired some of the industry's most talented game designers to spearhead the next evolution of cooperative gameplay. In terms of the SpyHunter franchise, Universal confirmed that it had signed The Rock to do SpyHunter the movie with a targeted 2005 release. We expect to have an innovative new edition of SpyHunter ready for a day and date release with the motion picture.

These will be our three areas of focus, in terms of both strategy and execution. As a company, we have passion for these activities. While there may be many other solid opportunities in the videogame industry, we plan to be laser focused in these three areas, where we have demonstrated we can succeed.

In addition to cementing our strategy, we also made some significant operational and organizational strides during the quarter. We have hired personnel into key positions in our marketing and PR departments and are close to completing the transition of our marketing organization from Milpitas, California to Chicago, Illinois. We believe that our increased attention to marketing and PR efforts overall will bear fruit as we head into 2004. We recently completed two successful marketing events for both NBA Ballers and The Suffering. With NBA Ballers, we launched one of our largest ever media gatherings at a Los Angeles mansion that drew nearly 100 members of the enthusiast and consumer press. With The Suffering, we recently hosted a gameplay night at an abandoned prison in West Virginia—nothing demonstrates the media's interest in a game more than their willingness to spend a night in a potentially haunted prison cell in the Smoky Mountains to play a couple of levels. We have also made some key product development hires in our San Diego, California office that bring a wealth of industry talent to that studio for both our internal and external products. These recent hires reflect our attention to game quality and our resolve to ensure we are producing only top-notch games going forward.

With a clear view of where we are going strategically and our recent financing under our belt, we are excited about our future and prospects for 2004. We look forward to reporting back with the holiday results and some early feedback on The Suffering and NBA Ballers at the next earnings call.
Operator, please open up the lines for questions.

Operator:
Thank you. Ladies and Gentlemen, if you would like to ask a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you wish to withdraw your prior request, please press the one followed by the three. If you are using the speakerphone, please pick up the handset before entering your request. One moment please for the first question. Our first question comes from the line of Heath Terry with Credit Suisse First Boston LLC. Please go ahead.
Heath Terry:
Wondering what if you can give us an idea of what you think the, where you are trying to get operating expenses in the business going forward, what you think the right level of op. ex. is going to be for the kind of revenue you're trying to generate. And then also if you could talk a little bit more about the strategy within sports. Is there going to, is there a level of sales that you're trying to target in order to decide whether or not you're going to stay in that category given how incredibly competitive and difficult to compete it is?
David Zucker:	Okay, I will let Tom Powell answer the first question and I will answer the second one.
Thomas Powell:
Okay, in terms of the operating expenses we are currently running at about $4.0 million dollars per quarter for admin. costs. As you know there is a basic level of costs associated with running a public company, so we have looked at that hard and believe that's the appropriate level. We also have about $3.0 million to $3.5 million in sales and marketing infrastructure costs and think that is appropriately sized. In terms of the total expenditures related to sales and marketing, we're looking in the range of about 15% and the total dollar expenditure would vary with the number of games and revenues associated. In terms of our product development expenditures it's really a function of the number of games in development, but looking to set that at the right level so that we can balance the amount of expense this year with the current year revenues and make that an appropriate tradeoff between future growth and current profitability.

David Zucker:
In terms of sports the key point here is that over-the-top sports in fact in the year in which they first launch when they're well executed actually outsell the number one selling sim product in the same year. So, in fact, when MLB SlugFest launched two years ago it outsold on the PS2 the number one selling sim game. When NBA Street launched it actually outsold the number one selling sim basketball game. The key thing though is to, with over-the-top sports and the mistake, if we have made a mistake at Midway, it was taking Hitz and Blitz and turning those into annual franchises. The over-the-top or more action oriented buyer isn't going to go out and buy the next game in volume until there has been enough movement and innovation in the feature set to warrant that purchase. They're not buying the game for the annual roster upgrades. So, for example, with NBA Ballers, which we'll be launching in the first quarter of next year, that's a game that we see at best every other year on a two year cycle. We will be looking at the same kind of release schedule for both our football and hockey products going forward. The one exception being MLB SlugFest, which will be an annual product for us. Two years ago we had the number one selling baseball game on the PS2 platform. In fact, during the summer this year we had the number one selling baseball game on all platforms. That is our sports strategy.
Heath Terry:
Just one last question, can you give me an idea of where you're looking to build the SKU count on an annual basis? You talked about doing fewer and better games. Is there a number of new titles or SKUs that you're targeting in a given year?
David Zucker:
Not really. I think when you look to next year, actually, we'll be doing more console title releases next year. But certainly, you would like to have at least two significant console releases per quarter. That would be a target.
Heath Terry:	Thanks.
Operator:	Our next question comes from the line of Stuart Halpern with RBC Capital Markets. Please go ahead.
Stuart Halpern:
Thanks, good morning. Actually, I have five questions. The first of the $4.2 million dollar cap software writedown, how much is for product that was not released in Q3? Secondly, in terms of SpyHunter 2 and Midway Arcade Treasures on GameCube not shipping in this quarter, are they going to ship in 2004 or are those actually cancelled? Thirdly, of the $27.4 million product writedown that you talk about for the year, is that simply the sum of the first three quarters or is there something incremental in Q4? Fourthly, the share count that you would be looking for Q4? And then finally, I think on the last call you referred to the capital situation as adequate to finance the business plan going forward. I am curious if the financing that you did do reflects any lowered outlook for next year. Thanks.
David Zucker:	Let me answer two and five and then I'll throw one, three and four back to Tom.

Thomas Powell:	Okay.
David Zucker:
Yes, Midway Arcade Treasures will ship in the first quarter of next year. That's the plan. SpyHunter 2, we have been told by Angel Studios, that they will not be able to, that they will not be delivering that game to us in the fourth quarter. In terms of the fifth question, obviously, we have raised some additional capital. I am not sure of your question but doing so doesn't in any way change our outlook in terms of next year. Tom?
Thomas Powell:
Okay. You may have to help me remember all of the questions, but I think the first was in relation to the $4.0 million writedown that was primarily related to titles that will be introduced during 2003.
Stuart Halpern:	Can you give us any greater degree of specificity as to how much that relates to Q3 titles that were released versus things that would be in Q4?
Thomas Powell:	I don't have that breakdown specifically in front of me.
Stuart Halpern:	Okay.
Thomas Powell:
But I can tell you that of the titles that were out in the field as of the end of the September quarter our total capitalized software balance, it's only about 3% related to those titles. In terms of your question on the $27.0 million, that reflects some of the first three quarters.
Stuart Halpern:	Okay.
Thomas Powell:	Our share count would be for the fourth quarter 54.5 million and full year 48.5 million.
Stuart Halpern:
Great, okay, just one clarification, David, your comment about SpyHunter, you're saying SpyHunter on GameCube is not likely to get released at all? Or you're still not sure about whether it gets next year or not?
David Zucker:	We have Angel Studios under contractual obligation to deliver it to us.
Stuart Halpern:	Okay.
David Zucker:	They have told us that they are unable to do that. They will not be able to do that in the fourth quarter.
Stuart Halpern:	Okay. Then presumably there is some hope maybe at some point but not sure. Okay, thanks.
Operator:	Our next question comes from the line of Arvind Bhatia with SouthWest Securities, Inc. Please go ahead.
Arvind Bhatia:
Good morning. Just a clarification on next year, I don't know if you have talked about the number of titles that you plan to have next year. What does that translate into number of SKUs? And if you could help break that down by platform and maybe talk about how many of those are PC titles as opposed to console titles.

David Zucker:
We're not releasing, we're not talking about the exact number of titles. We can tell you that we will be releasing more console titles next year than this year. As you know we have been primarily a console title publisher, but we do expect next year to have a number of PC title releases.
Arvind Bhatia:	So by way of comparison you're saying that there is going to be a higher number of SKUs next year then?
David Zucker:	A higher number of console games.
Arvind Bhatia:	Right, but, overall the number of SKUs that come out in '04 directionally is that up, down or flat?
David Zucker:	We're not giving guidance. So again you can just, we're just telling you we're doing more console games.
Arvind Bhatia:	Okay.
David Zucker:	I will tell you directionally that we will probably be doing fewer titles on the GameCube going forward. We will certainly be doing Xbox and PS2 for all those console games next year.
Arvind Bhatia:	Okay. On Mortal Kombat should we presume that that comes out next year sometime in the fourth quarter or will you try to time it differently?
David Zucker:	Yeah, that's a good assumption.
Arvind Bhatia:
Okay, and then for 2004, how big can The Suffering title be? Is that of the caliber of the way you think about it, is it of the caliber of Mortal Kombat in multiple platforms? Or just help me with your thinking on the magnitude of the impact of that title to your numbers next year.
David Zucker:
Yeah, I mean Mortal Kombat is the number one selling M-rated franchise of all time, ahead of the Grand Theft Auto series. It has done over a billion dollars in revenue since its release in 1992. So, I am not sure there would be many games that would be put in that category. We have already sold around 2.5 million units of Mortal Kombat: Deadly Alliance which we released last November. The Suffering, we are very excited about here. It is a new IP, but we are very excited about it here. It is in a big genre. It is really the first true action take on the survival horror genre. You know you have seen, certainly it is a genre dominated by Resident Evil which is starting to get tired and Silent Hill franchise and we think this game is really coming together very nicely and so we're very excited about it.
Arvind Bhatia:	So Mortal Kombat will be your number one franchise then The Suffering. Can you go down that list maybe to number three, four, five?
David Zucker:	In terms of next year? Is this just overall?
Arvind Bhatia:	Yes, next year.

David Zucker:
Well, you know we haven't really given a release in terms of SKU but certainly they said NBA Ballers, we're releasing in the first quarter and we have high expectations for that game. We have a number of other titles including Area 51, which will likely be a fourth quarter release. That is a sequel to our big selling PS1 game and before that it was an arcade game. It's a first person shooter. Another game that we're very excited about, another game called NARC that we will be releasing in most likely the third quarter. A game that we are developing here in our studios in Chicago called ESPionage, which will likely be a second quarter release. All those games, as well as a number of others, we have high hopes for next year.
Arvind Bhatia:	So, what level of sales do you think you need to break even as a company?
Thomas Powell:
Well we as mentioned aren't giving guidance for next year, but we continue to work towards reducing our overhead costs so that our cash flow break even is at a lower point and we will give more details on that when appropriate after we finish this year's planning process.
Arvind Bhatia:
I guess, what I can't understand is, can you break even next year and if you don't want to talk about the sales level, just conceptually again is 2004 internally that look good of a year you guys can break even?
David Zucker:
I think, as we said, we are not giving any guidance at this point for next year. We will in the future. I think the company has taken several important steps towards making 2004 a successful year and I believe we can see some of that success as early as Q1.
Arvind Bhatia:	Okay, thanks guys.
Operator:
As a reminder Ladies and Gentlemen, if you would like to ask a question, please press the one followed by the four on your telephone. Our next question comes from the line of Edward Williams with Harris Nesbitt Gerard, Inc. Please go ahead.
Edward Williams:	Morning. I just have a couple questions for you guys. What is the headcount right now in product development? Start with that one.
David Zucker:	About a little over 350, or somewhere in the neighborhood of 350, between 300 and 350.
Edward Williams:	And how many teams are those people working on?
David Zucker:	About seven teams internally, six in Chicago and one out in San Diego.
Edward Williams:	How many external teams are you working with right now?
David Zucker:	Well, if you want to include games, we've got obviously titles working for 2004 and beyond. I think you've got almost a dozen teams.

Edward Williams:	And Tom what are you looking for for cap software at the end of the year?
Thomas Powell:	About the same range it is today, right around $18.0 million to $19.0 million.
Edward Williams:	Okay, and then David can you comment a little bit about what changes you've made to the development process of games, to ensure higher quality and theoretically higher sales volumes?
David Zucker:
Well, I think we have made a couple of changes, but it is, it's really just making sure as you know we made the difficult decision to delay the release of three titles that were scheduled to be released in the fourth quarter of this year into next year. Those were The Suffering, ESPionage and NBA Ballers. The conclusion that the senior team here made was that we certainly could have put those games out this year. They would have been good games, but they wouldn't have been great games. As you guys are all aware the difference between a 70-rated game and an 80-rated game in this business can make the difference between success and failure. So there is just a commitment to and a renewed emphasis on making sure that a game is a great game before it goes out the door. The other thing we are doing too is that we're making real progress in this area as well as making sure that product development is working closely with marketing to make sure that we have the kinds of assets, the screen shots, the FMV's and trailers and playable demos that are available and ready for marketing purposes in advance of the launch of the game. And that actually is a critical requirement for not only making the great game, but making sure that we've created the buzz and the pre-launch awareness to make the game move off the shelves.
Edward Williams:	Okay. Tom, one last question for you. What was cash used for operations for the quarter?
Thomas Powell:	For the quarter it was $23.7 million use of cash.
Edward Williams:	Okay, great, thank you.
Operator:	Our next question comes from the line of John Taylor with Arcadia Investment Corporation. Please go ahead.
John Taylor:
Hi, I've got a couple of questions. You referenced on the extreme sports product line kind of doing it staggered every other year. I am wondering can you give us a sense of which years you're going to anchor which sports into and as Ballers, as an example, with a January launch, is that likely to remain if you will an '04 kind of, I mean an even year release schedule? Or are you going to try to bring it in? You know, kind of help us anchor when you'd like to see the games start and then when we can start to see them rev. That's the first question. The second question is, can give us a sense of what you're planning or thinking about is the average development cost per game that you're going to be releasing next year? Thanks.

David Zucker:
Okay, I'll let Tom answer the second one. We don't really call them extreme. They are not really extreme sports. It's more of the action; the vernacular is typically "over-the-top". And you will see, for example, with NBA Ballers what's really unique about that game is the story mode. There is a twenty hour rags to riches story mode that you play through and it will the first one certainly in a basketball video game. The idea certainly for an NBA Ballers is and the key here is really to make sure that you're, the release timing is such that you release it again when you have made enough progress, when you have really moved the ball in terms of what the game play experience is from innovations from a feature standpoint. And if you look at NBA Ballers, you would probably not see NBA Ballers 2 until 2006.
John Taylor:	Okay, so I'm wondering about when Blitz is going to get anchored and Hitz and whatever else you have in that line?
David Zucker:
Again, we are not releasing at this point our future plans on those titles for 2004. But again, the idea I think is, with the exception of MLB SlugFest, the idea is that those other sports titles would not be on an annual release schedule.
John Taylor:	Okay, and then anything on the average product cost?
Thomas Powell:
Sure. Historically, we have been targeting five or so million dollars for the lead SKUs develop on that, and then another half a million to a million to port over to an Xbox or GameCube. We're still assuming that level of expenditure and what we're doing is we're taking the efficiencies that we've achieved as a result of now having some experience in developing and reinvesting those dollars into creating more compelling content. I will state that we do see opportunities to look for perhaps some offshore development opportunities to reduce those costs, and try, and we're currently pursuing those avenues to try and bring our costs down while maintaining the quality of our product. Next thing I'll say, it is safe to say we're still targeting the $5.0 million range for the lead SKU and another $1.0 million or so for the quarter.
John Taylor:	Okay, thank you.
Operator:	Ladies and Gentlemen, that does conclude our question and answer session. Mr. Zucker, I will now turn the conference over to you for any closing remarks.
David Zucker:	Well, thank you very much for your time. I look forward to talking to you again soon.
Operator:	Ladies and Gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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TRANSCRIPT OF MIDWAY GAMES INC. THIRD QUARTER FINANCIAL RESULTS CONFERENCE CALL OCTOBER 30, 2003